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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the use in this Registration Statement of Reddy Ice Holdings, Inc. and Subsidiary on Form S-1 of our report dated March 22, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the acquisition of the Predecessor and the related accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002), appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 11, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm